Exhibit 99.1

Peapack-Gladstone Financial Corporation Elevates Finn M. W. Caspersen, Jr. to Senior Executive
Vice President, Chief Strategic Officer and General Counsel

Bedminster, New Jersey – February 13, 2017 – In anticipation of our continued growth, Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) and Peapack-Gladstone Bank (together, “Peapack-Gladstone Bank” or the “Bank”) announce the elevation of Finn M. W. Caspersen, Jr. to the position of Senior Executive Vice President, Chief Strategic Officer and General Counsel.

Finn joined the Bank in March 2004 as Senior Vice President and was promoted to General Counsel in May 2006. He was promoted again to Executive Vice President in January 2008 and was elected to the Board of Directors in April 2012. In March 2013 he was promoted to Senior Executive Vice President and Chief Operating Officer. Finn will continue to serve as Chief Operating Officer until the new Chief Operating Officer joins later this quarter.

“As a key deputy since my arrival and as Chief Operating Officer over the past four years Finn has been integral to the Bank’s restructuring and growth. As we continue to build out our business model I now need Finn to pivot away from day-to-day operations and spend more time with me on strategy,” said Doug Kennedy, President and Chief Executive Officer of Peapack-Gladstone Bank. “Finn is a talented executive and this move will leverage his strengths to drive shareholder value.”

As Chief Strategic Officer and General Counsel, Finn will focus on strategic initiatives including entry into new business lines, pursuit of new revenue opportunities, mergers and acquisitions, and further enhancing the Bank’s already excellent client service.  In addition, Finn will have overall responsibility for Human Capital, Enterprise Risk Management and Compliance, Legal and Corporate Governance and Peapack Private, the Bank’s new Private Banking initiative. Finn will continue as an active member of a number of Bank committees as well as the Bank’s Board of Directors.

Finn is a graduate of Harvard College and Harvard Law School and has served as trustee of Cardigan Mountain School, Pomfret School, the Somerset Hills YMCA, the Willowwood Arboretum and the New Jersey Chapter of the Nature Conservancy. Finn was a two-term elected member of the Bedminster Township Committee and has also served on the Bedminster Environmental Commission and the Bedminster Land Use Board. Finn is currently a member of the ABA’s Government Relations Council Administrative Committee and the Somerset County Business Partnership’s Board of Directors.

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $3.88 billion as of December 31, 2016. Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to businesses, real estate professionals, non-profits and consumers, which help them to establish, maintain and expand their legacy. Through its private banking locations in Bedminster, Morristown, Princeton and Teaneck, its private wealth management, commercial private banking, retail private banking and residential lending divisions, along with its online platforms, Peapack-Gladstone Bank offers an unparalleled commitment to client service.

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Contact: Denise M. Pace-Sanders, Senior Vice President Brand and Marketing Director, dpace@pgbank.com, 908.470.3322, Peapack-Gladstone Bank, 500 Hills Drive, Suite 300, Bedminster, NJ 07921.